Citigroup Managed Futures LLC
                        731 Lexington Avenue, 25th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registration Statement on Form S-1
        File No. 333-117275

Ladies and Gentlemen:

On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated July 31, 2008 to the Partnership's prospectus dated April 30, 2008.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/ Jennifer Magro
    --------------
    Jennifer Magro
    Chief Financial Officer and
    Director

Enclosures

                     Citigroup Diversified Futures Fund L.P.
                                    July 2008

The net asset value for Citigroup Diversified Futures Fund L.P. was $1,088.93 per unit at the end of July, down 6.1% for the month and up 8.2% year to date.

The Fund was negative for the month of July as trends across all markets moved lower. Slowing economic conditions around the globe and record high prices in many markets raised concerns that demand for energies and other raw materials would fall. Both equity and commodity markets moved lower during July, reversing recent trends. In grains, losses were realized primarily in corn positions as prices declined in connection to demand for ethanol. Prices in the soybean complex also fell sharply as near-perfect weather improved crop conditions in the U.S. Midwest and as placecountry-regionArgentina averted potential supply disruptions by revoking escalating taxes on exports.

Despite WTI Crude Oil reaching new record highs during the second week of the month, energy markets incurred the largest losses for the month. Prices were initially bolstered by supply threats in country-regionNigeria and country-regionplaceBrazil and raised tensions over the Iranian nuclear program. However, the subsequent correction was severe, with prices falling around fifteen percent from intra-month highs. The fixed income markets also struggled as concerns regarding several major financial institutions sent U.S. Treasury prices higher early in the month. While most bond markets were flat for the month, losses were accumulated during sharp short-term price reversals.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                             For the Period July 1,
                              Through July 31, 2008

                                                       Percent
                                                     of Average
                                                     Net Assets
                                                      ---------
Realized losses from trading          $(18,766,534)     (2.10)%
Change in unrealized gains/losses
     from trading                      (31,322,770)     (3.50)
                                       -----------       ----
                                       (50,089,304)     (5.60)
Less, Brokerage commissions
     and clearing fees ($177,413)        4,278,138       0.48
                                       -----------       ----
Net realized and unrealized losses     (54,367,442)     (6.08)
Interest Income                            879,666       0.10
                                       -----------       ----
                                       (53,487,776)     (5.98)
                                       -----------       ----
Less, Expenses:
     Management fees                     1,406,465       0.16
     Incentive fees                      1,608,633       0.18
     Other expenses                        177,653       0.02
                                       -----------       ----
                                         3,192,751       0.36
                                       -----------       ----
Net loss                               (56,680,527)     (6.34)%
                                                         ====

Additions (13,916.3433 L.P. units
at June 30, 2008 net asset
value per unit of $1,159.50)            16,136,000
Redemptions (16,030.0774 L.P. units
at July 31, 2008 net asset
value per unit of $1,088.93)           (17,455,632)
                                        ----------
Decrease in net assets                 (58,000,159)
Net assets, June 30, 2008              915,120,551
                                       -----------
Net assets, July 31, 2008             $857,120,392
                                       -----------

Net Asset Value per unit
  ($857,120,392 / 787,124.6278 Units)    $1,088.93
                                          --------


To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: Jennifer Magro
    Chief Financial Officer and Director
    Citigroup Managed Futures LLC
    General Partner, Citigroup
    Diversified Futures Fund L.P.